Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Secondary Public Offering of Class A Common Stock

LOS ANGELES, California, November 20, 2013 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the commencement of an underwritten public offering, of 10,138,888 shares of its Class A Common Stock by affiliates of Ares Management LLC, Leonard Green & Partners, L.P. and WL Ross & Co. LLC. The Company is not selling any shares of Class A Common Stock in the offering and will not receive any proceeds from the sale nor incur any expenses from the sale. The total number of shares of the Company’s Class A Common Stock outstanding will not change as a result of this offering.

Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering. The Class A Common Stock is being offered pursuant to a registration statement that the Company previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The offering of the Class A Common Stock will be made only by means of a prospectus supplement and accompanying prospectus, which may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained by contacting Morgan Stanley & Co. LLC, Attn: Prospectus department: 180 Varick Street, 2nd Floor, New York, NY 10014, or by calling (866) 718-1649, or by emailing prospectus@morganstanley.com or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: 1-800-503-4611 or by email at prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Class A Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated terms of the offering. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the SEC.

Contacts

Air Lease Corporation

Investors:

Ryan McKenna, 310-553-0555

Assistant Vice President, Strategic Planning and Investor Relations

rmckenna@airleasecorp.com

Media:

Laura St. John, 310-553-0555

Media and Investor Relations Coordinator

lstjohn@airleasecorp.com